www.entremed.com

FOR IMMEDIATE RELEASE:

August 14, 2012

7:00 a.m. ET

ENTREMED REPORTS SECOND QUARTER 2012

FINANCIAL RESULTS

ROCKVILLE, MD – August 14, 2012 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, today reported financial results for the three and six-month periods ending June 30, 2012.

EntreMed reported a net loss for the second quarter of 2012 of ($10.5 million), or ($0.56) per share. This compares with a net loss of ($1.7 million), or ($0.17) per share, for the same period last year. For the first six months of 2012 the reported net loss was ($13.0 million), or ($0.86) per share as compared to ($4.3 million), or ($0.41) per share for 2011. The 2012 net loss amounts included non-cash interest charges associated with our Strategic Financing totaling $9.2 million and $10.0 million for the three and six months ended June 30, 2012, respectively. Excluding the non-cash interest, net loss for the second quarter and first six months of 2012 was ($1.3 million), or ($0.07) per share and ($3.0 million) or ($0.19) per share, respectively.

As of June 30, 2012, EntreMed had cash and cash equivalents of approximately $10.1 million.

Sara B. Capitelli, EntreMed’s Vice President, Finance & Principal Accounting Officer, commented on the second quarter results, “Our second quarter 2012 financial results were in line with expectations. Our research and development expenses for the second quarter decreased compared to the previous year as we completed enrollment of patients in the ENMD-2076 Phase 2 ovarian cancer study in 2011. We anticipate third and fourth quarter operating expenses to increase as we execute on our clinical development plan in the US and China.”

Ken Ren, PhD, EntreMed’s Chief Executive Officer, further commented, “We continue to move forward with our clinical development of ENMD-2076. As previously announced, we recently initiated and are recruiting patients for a Phase 2 trial in triple negative breast cancer and are currently in the process of planning additional trials in other targeted indications. In addition, our China operations and local development activities are up and running; these are all steps towards executing our global development plans.”

EntreMed, Inc. / 9640 Medical Center Drive / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company employing a drug development strategy primarily in the United States and China to develop targeted therapeutics for the global market. Its lead compound, ENMD-2076, a selective angiogenic kinase inhibitor, has completed several Phase 1 studies in solid tumors, multiple myeloma, and leukemia, and is currently completing a multi-center Phase 2 study in ovarian cancer. EntreMed, Inc. recently initiated a dual-institutional Phase 2 study of ENMD-2076 in triple-negative breast cancer. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma. ENMD-2076 is currently completing a Phase 2 trial for ovarian cancer. EntreMed, Inc. recently initiated a dual-institutional Phase 2 study of ENMD-2076 in triple-negative breast cancer.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; declines in actual sales of Thalomid® resulting in reduced royalty payments; risks associated with our product candidates; any early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at www.sec.gov.

COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

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(Financial Table Attached)

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ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

(Unaudited)

Three Months Ended June 30,

	2012	2011

Total revenues	$0	$8,852

Research and development	696,287	949,706

General and administrative	601,502	719,898

Interest Expense	9,165,429	0

Net loss	(10,463,218)	(1,658,259)

Net loss per share (basic and diluted) attributable to common shareholders	$(0.56)	$(0.17)

Weighted average number of shares outstanding (basic and diluted)	18,979,559	11,506,736

Six Months Ended June 30,

	2012	2011

Total revenues	$0	$8,852

Research and development	1,257,536	2,347,980

General and administrative	1,698,248	1,973,003

Interest Expense	10,041,292	0

Net loss	(12,997,076)	(4,254,638)

Net loss per share (basic and diluted) attributable to common shareholders	$(0.86)	$(0.41)

Weighted average number of shares outstanding (basic and diluted)	15,568,841	11,475,997

Cash and cash equivalents	$10,058,935	$3,800,820

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